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                                                                 Exhibit 99.(c)

     The following provisions of the Declaration of Trust and By-laws of COMMAND Money Fund constitute all instruments defining the rights of holders of the securitties proposed to be offered:

I.     Relevant Provisions of the Declaration of Trust:

       Article VI                             Shares
       Article II                             The Board of Trustees
       Article VI                             Shareholders' Voting Powers and
                                              Meetings
       Article IX                             Termination of Tust or Series
       Article IX                             Amendments
       Article IX                             Derivative Actions

II.    Relevant Provisions of By-Laws:

       Article I                              Shareholders
       Article IX                             Amendments